EX-16.1


                            KYLE L. TINGLE, CPA, LLC
                          PERSONAL FINANCIAL PLANNING,
                        BUSINESS SERVICES & TAX PLANNING


March 26, 2007


USA SUPERIOR ENERGY HOLDINGS, INC.
(formerly Comlink Communications Company)
Attn:  G. Rowland Carey, President
800 Bering Drive, Suite 100
Houston, TX  77057


Dear Mr. Carey,

        This is to confirm that the client-auditor relationship between USA Superior Energy Holdings, Inc., formerly Comlink Communications Company, (Commission File Number 333-117114) and Kyle L. Tingle, CPA, LLC has ceased as of March 16, 2007.



Sincerely,


/s/Kyle L. Tingle, CPA, LLC

-----------------------------------
Kyle L. Tingle, CPA, LLC

cc: Office of the Chief Accountant
    Securities and Exchange Commission


        3145 E. Warm Springs Road * Suite 450 * Las Vegas, Nevada 89120
                   * PHONE (702) 450-2200 FAX (702) 436-4218 *
                        E-MAIL: ktingle@kyletinglecpa.com